Exhibit 99.(h)(23)

TRANSFER AGENCY AND SERVICE AGREEMENT

March 28, 2014

Boston Financial Data Services, Inc.
30 Dan Road

Canton, Massachusetts 02021

Attention: Legal Department

Dear Ladies and Gentlemen:

In accordance with Article 17 of the Transfer Agency and Service Agreement, dated October 1, 2007, as amended (the “Agreement”), between Credit Suisse Opportunity Funds (the “Trust”) and Boston Financial Data Services, Inc. (“BFDS”), the Trust hereby notifies BFDS of the Trust’s desire to have BFDS render services as transfer agent under the terms of the Agreement with respect to the Credit Suisse Volaris US Strategies Fund, a series of shares of beneficial interest of the Trust.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,
CREDIT SUISSE OPPORTUNITY FUNDS

By:	/s/Karen Regan
Name: Karen Regan
Title: Vice President and Secretary

Accepted:

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/Robert A. Chebot Jr.
Name: Robert A. Chebot Jr.
Title: Vice President